Exhibit 99.1

Vision-Sciences Reports Record Third Quarter Fiscal 2012 Net Sales of $4.3 Million

Third Quarter Highlights

•	Third quarter fiscal 2012 net sales increased 59% to $4.3 million from $2.7 million in third quarter fiscal 2011
•	Medical segment sales increased 73%, driven by higher urology and pulmonology sales
•	Gross profit increased 68% to $1.4 million, driven by favorable business mix

Orangeburg, NY – January 31, 2012– Vision-Sciences, Inc. (NASDAQ: VSCI), a leading provider of unique flexible endoscopic products utilizing its proprietary sterile disposable EndoSheath® technology, today reported third quarter fiscal 2012 net sales of $4.3 million, an increase of 59% over net sales reported for the same period in fiscal 2011.

“We delivered solid results this past quarter,” commented Cynthia Ansari, Chief Executive Officer of Vision-Sciences, Inc. “Our employees are focused on delivering meaningful innovation to patients in order to address unmet clinical needs, positioning us well for the future.”

Records sales driven by increased penetration in Urology and Pulmonology

Net sales increased $1.6 million, or 59%, to $4.3 million in the third quarter of fiscal 2012, compared to $2.7 million reported during the third quarter of fiscal 2011, as a result of a 73% increase in medical segment sales. Medical segment sales increased to $3.6 million during the period driven by increased demand for endoscopes and EndoSheath disposables in the urology and pulmonology markets.

Urology sales during the quarter increased $1.0 million to $1.8 million. The Company continues to make solid progress with its supply of flexible video and fiber cystoscopes and related EndoSheath disposables to Stryker. Pulmonology sales for the period increased $0.2 million to $0.3 million. The Company continues to increase its customer base and capture increased penetration in the pulmonology market.

Net sales in the Company’s industrial segment improved 15% to $0.7 million, primarily attributable to higher borescope sales.

Sequentially, net sales for the third quarter increased 7% from $4 million reported during the second quarter of fiscal 2012.

	Three Months Ended
	December 31,
Market/Category	2011	2010	Change	%
ENT and TNE	$840	$751	$89	12%
Urology	1,839	827	1,012	122%
Pulmonology	254	70	184	263%
Spine	186	-	186	n/m *
Repairs, peripherals, and accessories	449	420	29	7%
Total medical sales	3,568	2,068	1,500	73%
Total industrial sales	746	647	99	15%
Net sales	$4,314	$2,715	$1,599	59%

* not meaningful

Gross margin expansion resulting from favorable sales mix

The Company reported gross profit of $1.4 million for the third quarter of fiscal 2012, which represents an increase of $0.5 million, or 68%, over the same period in fiscal 2011. Gross margin for the period increased 170 basis points to 31%. The expansion of gross margin was primarily attributable to a more favorable mix of higher gross margin product sales and favorable manufacturing variances from manufacturing efficiencies.

Selling, general and administrative expenses (“SG&A”) increased $0.1 million, or 3%, to $2.7 million in the third quarter of fiscal 2012. This slight increase in expense was largely driven by higher stock-based compensation expense, increased spending on sales and marketing consulting activities, and higher sales commissions tied to the overall growth of net sales. As a percentage of sales, SG&A decreased to 62% compared to 96% reported during the same period last year.

Research and development expenses (“R&D”) increased $0.1 million, or 11%, to $0.7 million in the third quarter of fiscal 2012. This slight increase in expense was due to higher development costs associated with next generation products. As a percentage of sales, R&D decreased to 17%, which compares to 24% reported during the same period last year.

The Company’s operating loss decreased 17% to $2 million during the third quarter of fiscal 2012 driven largely by higher gross profit and partially offset by moderate increases in operating expenses.

The Company ended the third quarter of fiscal 2012 with $3.0 million in cash and equivalents and working capital of $6.6 million.

As of December 31, 2011, the Company has drawn a total of $8 million against the aggregate $10 million available under the loan provided by the Company’s Chairman, Lewis C. Pell.

Conference Call

An accompanying conference call hosted by Cynthia Ansari, Chief Executive Officer and Katherine Wolf, Chief Financial Officer and EVP, Corporate Development, to discuss the results will be held at 8:30 a.m. ET, on Wednesday, February 1, 2012.

Conference dial-in:	(877) 303-1595
International dial-in:	(970) 315-0449
Conference ID:	46468179
Webcast:	http://ir.visionsciences.com

An audio replay of the conference call will be available from 11:30 a.m. ET on Wednesday, February 1, 2012, through 11:30 p.m. ET on February 14, 2012 by dialing (855) 859-2056 from the U.S. or (404) 537-3406 from abroad. The audio webcast will also be available in the investor section of the company’s website, www.visionsciences.com.

Forward Looking Statements

Except for the historical information provided, the matters discussed in this release include forward-looking statements for the purposes of the safe harbor protections under The Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as Vision-Sciences or its management “believes,” “expects,” “allows,” “anticipates,” or other words or phrases of similar import. Similarly, statements in this release that describe our business strategy, outlook, objectives, plans, intentions, or goals are also forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause our actual results to differ materially from those in forward-looking statements. Other risk factors are detailed in our most recent annual report and other filings with the Securities and Exchange Commission. We do not assume any obligation to update any forward-looking statements as a result of new information or future events or developments.

About Vision-Sciences, Inc.

Vision-Sciences, Inc. designs, develops, manufactures and markets unique flexible endoscopic products utilizing sterile disposable sheaths, the Slide-On EndoSheath Technology, which provide the users quick, efficient product turnover while ensuring the patient a contaminant-free product. Vision‑Sciences owns the registered trademarks Vision Sciences®, Slide-On®, EndoSheath®, EndoWipe® and The Vision System®. Information about Vision-Sciences’ products is available at www.visionsciences.com.

Vision-Sciences, Inc. Katherine Wolf CFO & EVP, Corporate Development 845.365.0600 invest@visionsciences.com	COCKRELL GROUP Rich Cockrell 404.942.3369 Investorrelations@thecockrellgroup.com cockrellgroup.com @COCKRELLGROUP on Twitter

Vision-Sciences, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Net sales	$4,314	$2,715	$12,095	$7,671
Cost of sales	2,957	1,906	8,213	5,532
Gross profit	1,357	809	3,882	2,139

Selling, general, and administrative expenses	2,665	2,599	9,054	7,872
Research and development expenses	730	655	2,161	1,984
Operating loss	(2,038)	(2,445)	(7,333)	(7,717)

Interest income	2	1	9	4
Interest expense	(131)	(91)	(329)	(235)
Debt cost expense	(145)	(37)	(229)	(101)
Other, net	(32)	-	(43)	(1)
Loss before provision for income taxes	(2,344)	(2,572)	(7,925)	(8,050)
Income tax (benefit) provision	(2)	4	-	10
Net loss	$(2,342)	$(2,576)	$(7,925)	$(8,060)

Net loss per common share -basic and diluted	$(0.05)	$(0.07)	$(0.18)	$(0.22)

Weighted average shares used in computing net loss per common share - basic and diluted	44,258	36,955	44,164	36,904

Vision-Sciences, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)

	December 31,	March 31,
	2011	2011
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$3,017	$9,180
Accounts receivable, net	1,555	1,592
Inventories, net	5,306	6,096
Prepaid expenses and other current assets	269	332
Total current assets	10,147	17,200

Machinery and equipment	3,435	3,182
Demonstration equipment	1,036	1,413
Furniture and fixtures	224	224
Leasehold improvements	372	372
Total property and equipment, at cost	5,067	5,191
Less—accumulated depreciation and amortization	2,958	2,970
Total property and equipment, net	2,109	2,221
Other assets, net	69	73
Deferred debt cost, net	1,659	272
Total assets	$13,984	$19,766

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Capital lease obligations	$99	$65
Accounts payable	403	921
Accrued expenses	734	782
Accrued compensation	669	706
Advances from customers	1,659	5,693
Total current liabilities	3,564	8,167

Line of credit—related party	8,000	5,000
Capital lease obligations, net of current portion	115	75
Total liabilities	11,679	13,242

Commitments and Contingencies	-	-
Stockholders’ equity:
Common stock, $0.01 par value— Authorized—75,000 shares Issued—44,665 shares and 44,025 shares, respectively	447	440
Additional paid-in capital	98,049	94,339
Treasury stock at cost, 5 shares of common stock and none, respectively	(11)	-
Accumulated deficit	(96,180)	(88,255)
Total stockholders’ equity	2,305	6,524
Total liabilities and stockholders’ equity	$13,984	$19,766

Vision-Sciences, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands, except per share amounts)

	Nine Months Ended
	December 31,
	2011	2010
Cash flows from operating activities:
Net loss	$(7,925)	$(8,060)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	618	559
Stock-based compensation expense	1,704	1,310
Issuance of restricted stock awards	3	7
Provision for (recovery of) bad debt expenses	1	(152)
Debt cost expense	229	101
Loss on disposal of fixed assets	39	-
Changes in assets and liabilities:
Accounts receivable	36	(348)
Inventories	508	(2,372)
Prepaid expenses and other current assets	63	720
Accounts payable	(518)	1,036
Accrued expenses	(48)	(168)
Accrued compensation	(37)	(428)
Advances from customers	(4,034)	3,669
Net cash used in operating activities	(9,361)	(4,126)
Cash flows from investing activities:
Purchase of property and equipment	(127)	(220)
Purchase of short-term investments	-	(149)
Proceeds from short-term investment sales/maturities	-	596
Proceeds from disposal of fixed assets	3	-
Net cash (used in) provided by investing activities	(124)	227
Cash flows from financing activities:
Advance on line of credit—related party	3,000	2,500
Payments for deferred debt cost	(5)	-
Payments of capital leases	(61)	(45)
Proceeds from exercise of stock options	399	112
Common stock repurchased	(11)	-
Net cash provided by financing activities	3,322	2,567
Net decrease in cash and cash equivalents	(6,163)	(1,332)
Cash and cash equivalents at beginning of period	$9,180	$2,540
Cash and cash equivalents at end of period	$3,017	$1,208

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$301	$58
Income taxes	$4	$27